Exhibit 4.6

PRUDENTIAL PLC

RULES OF THE PCA LONG TERM INCENTIVE PLAN

 Table of Contents

Contents		Page
1	Interpretation and definitions	2
2	Eligibility	3
3	Terms of Awards to be set at Date of Grant	3
4	Granting Awards	4
5	No transfer of Awards	4
6	Rights issues and variations of capital	4
7	Dividend equivalents	5
8	Vesting	5
9	Exercise and lapse of Nil-Cost Options	6
10	Leaving employment and death	6
11	Sale of employer	7
12	Takeoversv	7
13	Demergers and significant distributions	8
14	Overall limits on issues of new Shares in connection with the Plan	8
15	Tax	9
16	General	10
17	Changing the Plan	13
18	Governing law and jurisdiction	14

i

1    Interpretation and definitions

1.1	Definitions

In these rules:

“Award” means Conditional Award or a Nil-Cost Option;

“Committee” means the Business Unit Remuneration Committee of PCA or any other duly authorised committee or other body of persons to whom the Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 12, those people who were the Committee immediately before the event by virtue of which that rule applies or will apply;

“Cash-Settled Award” means an Award which will always be satisfied in cash by virtue of rule 8.5;

“Cause” means circumstances in which the Participant’s employer is entitled to dismiss him without giving notice or engaging in any activity which, in the opinion of the Committee:

(i)	has or could have brought or could bring the business in which the Participant works into disrepute; or

(ii)	has or could have affected or could affect the profitability of that business adversely;

“Company” means Prudential plc;

“Conditional Award’ means right to acquire Shares for free on Vesting;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date which the Committee set for the grant of an Award;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the UK Listing Authority for transactions in securities by directors, certain employees and persons connected with them;

“Exchange Rate” means, for any day, the average exchange rate between any two currencies quoted in the Financial Times for the period of 30 consecutive days ending with the day before that day;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of 30 consecutive days immediately preceding that day;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee in general or for any particular purpose;

“Nil-Cost Option” means a right to acquire Shares for free on exercise after Vesting;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as the “PCA Long Term Incentive Plan” as changed from time to time;

“Shareholder Approval” means the approval of the Plan by shareholders of the Company as required by rule 9.4.1 of the Listing Rules of the UK Listing Authority;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“US Taxpayer” means a person who is subject to the tax rules of the United States of America;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 8;

“Vesting Date” is the date or dates on which an Award will normally Vest which will be determined by the Committee when each Award is granted.

2	Eligibility

The Committee may select any employee of a Member of the Group who has not given or been given notice of termination of his employment (whether or not such termination is or would be lawful) to be granted an Award.

The Committee may not select a person who is a director of the Company before Shareholder Approval.

3	Terms of Awards to be set at Date of Grant

On the grant of an Award, the Committee will determine:

(a)	the Date of Grant (or if it does not, the Date of Grant will be the date of grant of the Award);

(b)	the Vesting Date or Vesting Dates for the Award;

(c)	whether the Award will carry Dividend Equivalents (see rule 7);

(d)	whether the Award will take the form of a Nil-Cost Option (and, if it does not, the Award will take the form of a Conditional Award); and

(e)	whether the Award will be a Cash-Settled Award (which means that it will always be satisfied in cash in accordance with rule 8.5).

4	Granting Awards

4.1	Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate on or as soon as practicable after the Date of Grant. The certificate will summarise the terms which have been set in relation to the Award under rule 3.

The deed and certificate will be on such terms as may be determined by the [Share Schemes Committee] (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee.

4.2	Time when Awards may be granted

After Shareholder Approval, Awards can only be granted within the period of 42 days starting on any of the following:

4.2.1	the date of adoption or shareholder approval of the Plan;

4.2.2	the day after the announcement of the Company’s results through a Regulatory Information Service (listed in schedule 12 to the UK Listing Authority Listing Rules) for any period;

4.2.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (including for example in connection with a recruitment); or

4.2.4	any day on which changes to the legislation or regulations affecting employee share plans are announced, effected or made.

If Awards cannot be granted because of a Dealing Restriction, they may be granted within 42 days of the date on which the Dealing Restriction ceases to apply.

5	No transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse.

This rule 5 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

6	Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie, the number of Shares and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7	Dividend equivalents

An Award will not normally carry Dividend Equivalents but if the Committee decides, at the time of Award that it will, the number of Shares subject to the Award will be increased to take account of all dividends the record date for which falls between the Date of Grant and the date of Vesting. The number of additional Shares shall be calculated as follows:

a x b
c
where:

a	=	the gross amount, per Share, of the dividend ;

b	=	the number of Shares subject to the Award on that date (including any additional Shares previously added to it under this rule 7);

c	=	the Market Value of a Share on the record date of the dividend.

The number shall be rounded down to the nearest whole Share.

For the purpose of this rule 7, dividends means ordinary dividends paid in respect of Shares, unless the Committee determine otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

8	Vesting

8.1	Normal Vesting

Subject to the rest of these rules, an Award will Vest on each Vesting Date as to the relevant number of Shares.

If the Vesting on any date is prevented by a Dealing Restriction, the Award will Vest as soon as is practicable after the Dealing Restriction no longer applies.

8.2	Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 8 and rules 14.1 and 15, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

8.3	Consequences of Vesting for Nil-Cost Options

8.3.1
The Participant may exercise a Nil-Cost Option from the date on which it Vests. He may exercise it only in respect of the number of Shares in respect of which it has Vested. (See rule 9 for more details about exercise.)

8.3.2
Subject to the rest of this rule 8 and rules 14.1 and 15, the Grantor will procure that the relevant number of Shares are issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

8.4	Delay in issue or transfer

If the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable after the Dealing Restriction no longer applies.

8.5	Cash equivalent

The Committee may at any time decide not to procure the issue or transfer of Shares but instead to pay to the Participant a cash amount. This cash amount must be equal to the Market Value of the relevant number of Shares on the date of Vesting (or the date of exercise, in the case of a Nil-Cost Option).
Cash-Settled Awards will always be satisfied in accordance with this rule 8.5.

9	Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for a period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Committee may specify. The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

10	Leaving employment and death

If a Participant dies or ceases to be an employee before an Award has Vested, the Award will lapse on the date of cessation.

However, the Committee may decide in general or in any particular case, that:

(a)	the Award will not lapse or will not lapse in full; and/or

(b)	the Award will Vest, wholly or in part, on cessation

and may make a different decision in relation to different Awards made to the same Participant or different Participants.

If the Participant is a US Taxpayer and the Committee decides that the Award will not lapse or will not lapse in full, the Award must Vest, wholly or in part, on the date of cessation.

The Committee must exercise any discretion provided for in this rule 10 within 90 days after the date on which the Participant ceases to be an employee.

For the purposes of these rules, a Participant will not be treated as ceasing to be an employee if, at the time of such cessation, he is or has agreed to be an employee or a director of another Member of the Group or within 7 days of such cessation, he is actually employed by or is a director of another Member of the Group.

A Participant shall not be treated as ceasing to be an employee by reason only of his employer being sold as described in rule 11.

11	Sale of employer

11.1	Vesting

If the Participant’s employer is sold then, unless the Committee will decide whether an Award will Vest or continue in effect, subject, in either case, to rule 11.2.

11.2	Extent of Vesting on a sale of employer

11.2.1
The number of Shares in respect of which it would otherwise Vest will, unless the Committee decides otherwise, be reduced by reference to the proportion which the number of complete calendar months between the Date of Grant and the date of the sale bears to that between the Date of Grant and the Vesting Date.

11.2.2	If the Award is subject to a Performance Condition, the Performance Condition will apply if and to the extent its terms so provide and the terms of the Performance Condition will override this rule.

11.3	Meaning of ‘sale of employer’

A Participant’s employer is sold if:

11.3.1	the Participant’s employing company ceases to be under the Control of the Company;

11.3.2	there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group.

12	Takeovers

12.1	Exchange or Vesting on a Takeover

If there is a Takeover, the Committee will decide whether an Award will Vest in accordance with rule 12.2 or will be exchanged in accordance with rule 12.3 or may allow the Participant to choose Vesting or exchange.

For the avoidance of doubt, the Committee need not make the same decision in relation to all Awards.

There is a “Takeover” if:

12.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

12.1.2	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

12.2	Extent of Vesting on a Takeover

12.2.1
If an Award is to Vest in connection with a Takeover, the number of Shares in respect of which it would otherwise Vest will be reduced by reference to the proportion which the number of complete calendar months between the Date of Grant and the date of the Takeover bears to that between the Date of Grant and the Vesting Date.

12.2.2
If the Award is subject to a Performance Condition, the number of Shares in respect of which it will Vest will be determined by applying the Performance Condition as at the date of the Takeover in such manner as is specified in the Performance Condition or, if it is not specified, in such manner as the Committee considers reasonable.

12.3	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:

12.3.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

12.3.2	The new award shall have equivalent terms as the Award that was exchanged.

12.3.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

12.3.4
The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged, except that, unless the Committee decides otherwise, any Performance Condition will not apply.

12.3.5
With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 12.3.1.

13	Demergers and significant distributions

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 12 (takeovers) which, in the opinion of the Committee, would affect the current or future value of any Award, the Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Committee will notify any Participant who is affected by its exercising its discretion under this rule.

14	Limits on issues of new Shares in connection with the Plan

14.1	No issue before Shareholder Approval

No Shares will be issued or transferred from treasury under the Plan before Shareholder Approval.

14.2	10% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

14.2.1	could be issued on the Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;

14.2.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;

14.2.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company; and

14.2.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company would exceed 10 per cent of the ordinary share capital of the Company from time to time in issue.

14.3	5% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate of the number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

14.3.1	could be issued on Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;

14.3.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;

14.3.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company; and

14.3.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company would exceed 5 per cent of the ordinary share capital of the Company from time to time in issue.

Where Shares are transferred or to be transferred from treasury under this Plan or any other employees’ share scheme established by the Company and for as long as it remains best practice to do so in accordance with institutional shareholder guidelines, such Shares shall be treated, for the purpose of this rule 14, as Shares that are issued or issuable.

“Executive Share Scheme” means any employee share scheme adopted by the Company under which individuals may be selected for participation at the discretion of the body administering that scheme.

15	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the issue or transfer of Shares in connection with it. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)	selling sufficient Shares on behalf of the Participant and retaining the proceeds; or

(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or

(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

16	General

16.1	Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of issue or transfer. He will not be entitled to rights before that date.

16.2	Shares to be listed

If and so long as Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

16.3	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

16.4	Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

16.5	Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

16.6	Committees' decisions final and binding

The decision of the Committee on the interpretation of the rules or in any dispute relating to Awards or any other matter relating to the Plan will be final and conclusive.

16.7	Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Awards made to employees of that company.

16.8	Relationship of the Plan to the Participant’s employment

16.8.1	For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.

16.8.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

16.8.3
Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

16.8.4	The grant of Awards on a particular basis in any year does not imply any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

16.8.5	No Employee is entitled to be granted an Award or be considered for an Award at a particular level or at all.

16.8.6
Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

16.8.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

16.8.8
Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire Shares on the Vesting of an Award subject to and in accordance with the express terms of the rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

16.8.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

16.8.10
Each of the provisions of this rule 16.8 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

16.9	Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

16.10	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

16.10.1	administering and maintaining Participant records;

16.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

16.10.3	providing information to future purchasers of the Company or the business in which the Participant works;

16.10.4	transferring information about the Participant to any country.

16.11	Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

16.11.1	delivered or sent by post to him at his home address according to the records of his employing company; or

16.11.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

17	Changing the Plan

17.1	General power to change

The Committee may at any time change the Plan in any way. Changes may affect Awards which have already been granted or accrued.

17.2	Shareholder approval required for certain changes after Shareholder Approval of the Plan

17.2.1
Except as described in rules 17.2.2, after Shareholder Approval, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant's entitlement to, and the terms of, Awards and for the adjustment of Awards if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 17.2.1.

17.2.2	The approval of the Company in general meeting need not be obtained for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

18	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.